Pritchett, Siler & Hardy, P.C. Letterhead

May 18, 1998


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Gentlemen:

We have read the statements of Internationial Heritage, Incorporated (formerly Kara International, Inc.) pertaining to our firm included under Item 4 of Form 8-K dated May 13, 1998, and agree with such statements as they pertain to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

/S/Pritchett, Siler & Hardy, P.C.

PRITCHETT, SILER & HARDY, P.C.